Exhibit 10.3

Summary of Amended Reimbursement Arrangement Between
Roberts Realty Investors, Inc. and Each of Roberts Properties, Inc. and
Roberts Properties Construction, Inc. (effective January 1, 2011)

Roberts Realty Investors, Inc. will reimburse each of Roberts Properties, Inc. (“Roberts Properties”) and Roberts Properties Construction, Inc. (“Roberts Construction”) the cost of providing consulting services in an amount equal to an appropriate hourly billing rate for an employee multiplied by the number of hours that the employee provided services to Roberts Realty. For the purpose of this arrangement, the appropriate billing rate is calculated by multiplying an hourly cost rate for an employee (which is defined as the employee’s salary, plus benefits paid by Roberts Properties or Roberts Construction, divided by 2,080 annual hours) by a factor of 1.7, or 1.8 for Roberts Properties’ Chief Financial Officer.